Exhibit 10.24

RESTRICTED STOCK UNIT AGREEMENT

AMERICAN WELL CORPORATION

AGREEMENT (this “Agreement”) made as of the 18th day of June 2020 (“Effective Date”), between American Well Corporation (the “Company”), a Delaware corporation having a principal place of business in Boston, Massachusetts, and Ido Schoenberg (the “Participant”).

WHEREAS, the Company desires to grant to the Participant a restricted stock unit (“RSU”) with respect to shares of its common stock, $0.01 par value per share (the “Shares”), under and for the purposes set forth in the Company’s 2006 Employee, Director and Consultant Stock Plan, as amended and restated (the “Plan”); and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan, provided, however that references to “Cause”, “Good Reason” and “Corporate Transaction” herein shall have the meanings ascribed to them in that certain Employment Agreement, dated as of June 18, 2020, by and between the Company and the Participant (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF RSUs.

The Company hereby grants to the Participant RSUs which shall represent the right to receive all or any part of an aggregate of 325,100 Shares, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	VESTING AND SETTLEMENT OF RSUs.

Subject to the terms and conditions set forth in this Agreement and the Plan, the RSUs granted hereby shall vest in accordance with the following schedule: RSUs will vest over a three-year period from January 1, 2019, with RSUs vesting with respect to 162,550 Shares on July 1, 2020, and the remaining RSUs vesting in equal quarterly installments thereafter until such RSUs are vested in full on January 1, 2022. The Company shall deliver one Share for each RSU as soon as practicable (and in no event more than 30 days) after vesting of such RSU. The Shares as to which the RSUs are settled shall be registered in the Company’s share register in the name of the Participant and shall be delivered as provided above to the Participant. All Shares that shall be acquired upon the settlement of the RSUs as provided herein shall be fully paid and nonassessable. The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

3.	TERMINATION OF EMPLOYMENT.

(a)    For Cause. In the event of the Participant’s termination of employment by the Company for Cause, the RSUs, whether vested or unvested, will be forfeited.

(b)    Without Good Reason. In the event of the Participant’s termination of employment by the Participant without Good Reason, any RSUs that are not vested as of the date of such termination of employment will continue to vest and settle in accordance with the schedule set forth in Section 2.

(c)    Due to Death or Disability. In the event of the Participant’s termination of employment due to death or Disability, any RSUs that are not vested as of the date of such termination of employment will immediately vest in full.

(d)    Without Cause or for Good Reason. In the event of the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, any RSUs that are not vested as of the date of such termination of employment will immediately vest in full.

(e)    Due to Retirement. In the event of the Participant’s termination of employment upon the Participant’s retirement (in accordance with the terms of a retirement plan or policy of the Company approved by the Board of Directors and applicable to the Participant), any RSUs that are not vested as of the date of such termination of employment will continue to vest and settle in accordance with the schedule set forth in Section 2.

4.	ADJUSTMENTS/DIVIDENDS.

The Plan contains provisions covering the treatment of RSUs in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to RSUs and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference. The RSUs shall vest in full and be settled immediately prior to a Corporate Transaction. Any normal course dividends on the underlying Shares that are accrued but unpaid shall be paid to Participant immediately upon vesting of the applicable RSU, and any extraordinary cash dividends shall result in an equitable adjustment to the RSUs.

5.	TAXES.

The Participant acknowledges that upon settlement of the RSUs the Participant will be deemed to have taxable income measured by the then fair market value of the Shares received upon settlement. The Participant acknowledges that any income or other taxes due from him or her with respect to the RSUs or the Shares issuable pursuant to these RSUs shall be the Participant’s responsibility.

In connection with such settlement, the Participant shall be permitted to instruct the Company to withhold in cash from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such settlement and/or in kind from the Shares otherwise deliverable to the Participant on settlement of the RSUs. The Participant further agrees that, if the Company does not withhold an amount sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld. The Company shall provide the Participant with a credit extension in the form attached hereto for all applicable taxes if legally permitted to do so.

6.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular grant of the RSUs shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by settlement of the RSUs unless and until the following conditions have been fulfilled:

(a)    Upon the settlement of the RSUs, the Participant shall warrant to the Company, at the time of such settlement, that such Participant is acquiring such Shares for his or her own respective account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the Participant shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such settlement:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledge, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b)    If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular settlement in compliance with the 1933 Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

7.	RESTRICTIONS ON TRANSFER OF SHARES.

(a)    If, in connection with a registration statement filed by the Company pursuant to the 1933 Act, the Company or its underwriter so requests, the Participant will agree not to sell any Shares for a period not to exceed 180 days following the effectiveness of such registration plus such additional period of time as may be required to comply with applicable regulations.

(b)    The Company may, in its discretion, endorse any certificates representing the Shares to be issued to the Participant pursuant to this Agreement with a legend setting forth that the transfer of such Shares may be subject to restrictions under any applicable laws (including, without limitation, federal and state securities laws), including any other customary legends on Company stock certificates as required by applicable laws or to reflect the Company’s capital structure.

8.	NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Company is not by the Plan or this Agreement obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate. The Participant acknowledges, except for future grants that are otherwise set forth in the Employment Agreement: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the RSUs is a one-time benefit which does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs; (iii) that, other than as provided in the Employment Agreement, all determinations with respect to any such future grants, including, but not limited to, the times when restricted stock units shall be granted, the number of shares subject to each restricted stock unit and the time or times when each restricted stock unit vests and settles, will be at the sole discretion of the Company; (iv) that the Participant’s participation in the Plan is voluntary; and (v) that the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as set forth below, or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

If to the Company:

American Well Corporation

75 State Street, 26th Floor

Boston, MA 02109

Attention: Bradford Gay, SVP and General Counsel

If to the Participant:

Ido Schoenberg

Last address in the records of the Company

10.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

11.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.	ENTIRE AGREEMENT.

This Agreement, together with the Plan and the Employment Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Employment Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan; provided, however, that in the event of any conflict or inconsistency between the terms of this Agreement and the Plan, the terms of this Agreement shall govern. Notwithstanding the terms of the Plan, any dispute in connection with this Agreement shall not be determined by the Administrator’s sole discretion and shall be settled by de novo review.

13.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended with the consent of both parties as provided in the Plan.

14.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.	DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of restricted stock units and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form.

16.	ACCREDITED INVESTOR.

I am an accredited investor (as defined in Rule 501 of the Securities Act of 1933 as amended (the “Securities Act”)), am aware that the delivery of the Shares to me is being made in reliance on a private placement exemption from registration under the Securities Act and I am acquiring such Shares for my own account.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

AMERICAN WELL CORPORATION

By:	/s/ Bradford F. Gay

Name: Bradford F. Gay
Title: Senior Vice President & General Counsel

/s/ Ido Schoenberg Employee: Ido Schoenberg